Exhibit 99.1

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Dori Sera Bailey at 510 601-4241 — Media
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DREYER’S GRAND ICE CREAM NAMES NEW CFO

(Oakland, CA, March 9, 2005) – Dreyer’s Grand Ice Cream Holdings, Inc. (Dreyer’s) (NNM: DRYR), announced today that Doug Holdt has been named executive vice president and chief financial officer. Holdt comes from Nestlé Canada where he served as senior vice president and chief financial officer. He replaces Alberto Romaneschi, who is transitioning back to Nestlé after having served as CFO of Dreyer’s for the past two years.

Holdt is a 19-year veteran of Nestlé and has held executive-level finance positions across a number of Nestlé businesses in the United States and Canada. Prior to joining Nestlé Canada, where he served as CFO for four years, Holdt was senior vice president of finance for the beverage division of Nestlé USA and before that, he served as vice president and corporate controller for Nestlé USA in Glendale, California. Holdt will report directly to T. Gary Rogers, chairman and chief executive officer of Dreyer’s.

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Dreyer’s Grand Ice Cream Holdings, Inc., and its subsidiaries manufacture and distribute a full spectrum of ice cream and frozen dessert products. Brands of frozen dessert products currently manufactured or distributed by Dreyer’s in the United States include Grand, Slow Churned™ Light, Häagen-Dazs®, Nestlé® Drumstick®, Nestlé Crunch®, Butterfinger®, Toll House®, Carnation®, Push-Up®, Dole®, Homemade, Fruit Bars, Starbucks®, Skinny Cow®, Skinny Carb Bar™ and Healthy Choice®. The company’s premium products are marketed under the Dreyer’s brand name throughout the western states and Texas, and under the Edy’s name throughout the remainder of the United States. Internationally, the Dreyer’s brand extends to select markets in the Far East and the Edy’s brand extends to the Caribbean and South America. For more information on the company, please visit www.dreyersinc.com.

Edy’s, the Dreyer’s and Edy’s logo design, Slow Churned, and Homemade, are all trademarks or trade names of Dreyer’s Grand Ice Cream, Inc. The Nestlé and Häagen-Dazs trademarks in the U.S. are licensed to Dreyer’s by Nestlé. All other trademarks and trade names are owned by their respective companies and licensed to Dreyer’s. NESTLÉ® DRUMSTICK®, NESTLÉ CRUNCH®, BUTTERFINGER®, TOLL HOUSE®, CARNATION® AND PUSH-UP® are registered trademarks of Société des Produits Nestlé S.A., Vevey, Switzerland.

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